Exhibit 4.3
                                                                         - p. 1

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                             SHAREHOLDERS' AGREEMENT

ARAPAR S.A, with head offices at Av. Augusto Severo, 8 - 7o andar, parte, Rio de Janeiro, RJ, registered in the National Register of Legal Persons - CNPJ-MF - under No. 29.282.803/0001-68 ("ARAPAR") and LORENTZEN EMPREENDIMENTOS S.A., with head offices at Av. Augusto Severo, 8 - 7o andar, parte, Rio de Janeiro, RJ, registered in the National Register of Legal Persons - CNPJ-MF - under No. 33.107.533/0001-26 ("LORENTZEN"), hereby duly represented according to its bylaws (together hereinafter referred to as "GRUPO LORENTZEN"); and

SODEPA SOCIEDADE DE EMPREENDIMENTOS, PUBLICIDADE E PARTICIPACOES S.A., with head offices at Rua Amazonas 521, 5o andar, conjunto 52, Sao Caetano do Sul, State of Sao Paulo, registered in the National Register of Legal Persons - CNPJ-MF - under No. 43.826.833/0001-19, hereby duly represented according to its bylaws ("SAFRA");

GRUPO LORENTZEN and SAFRA shall be jointly referred to as "Shareholders" and individually as "Shareholder".

WHEREAS:

(i) ARAPAR is the legitimate owner and regular holder of 127.494.497 (One hundred and twenty-seven million,



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                                                                     Exhibit 4.3
                                                                         - p. 2

four hundred and ninety-four thousand, four hundred and ninety-seven) common shares; all nominative, book-entry shares, without par value, issued by the Company, representing 27.99673% of its voting capital;

(ii) LORENTZEN is the legitimate owner and regular holder of 11,960 (Eleven thousand, nine hundred and sixty) common shares; all nominative book-entry shares, without par value, issued by the Company, representing 0.00263% of its voting capital.

(iii) SAFRA is the legitimate holder and regular owner of 127.506.457 (One hundred and twenty-seven million, five hundred and six thousand, four hundred and fifty-seven) common shares; all nominative, book-entry shares, without par value, issued by the Company, representing 27.99935% of its voting capital.

(iv) on January 22, 1988, the Shareholders entered into a shareholders' agreement, together with other shareholders of the Company, having as its main purpose to govern the exercise of voting rights in the Company ("Original Agreement");

(v) according to the terms of Clause 11 of the Original Agreement, the signatories undertook not to enter into or acknowledge the validity of other shareholders' agreements entered into by any of the Shareholders, whose purpose was to govern the exercise of voting
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                                                                     Exhibit 4.3
                                                                         - p. 3

rights in the Company or which contradicted or restricted the effects of the Original Agreement;

(vi) the parties of the Original Agreement, including the Shareholders, entered into on June 30th, 1989, the "First Addendum of Rectification and Ratification" of the Original Agreement, in which each of the signatories undertakes to limit its participation in the voting capital of the Company as established in Clause 9 of the Original Agreement;

(vii) Clause 7 of the Original Agreement, which remains unchanged since the execution of said instrument, establishes that the parties are free to "dispose, burden or assign their shares with voting rights and/or respective subscription rights, subject to the provisions of Clause 6";

(viii) although Clauses 15 and 16 of the Original Agreement provide that it shall remain effective until May 11, 2008, the Shareholders at this moment intend to establish certain other undertakings with respect to the exercise of certain equity rights arising from their status as holders of common shares issued by the Company;

(ix) the Shareholders understand that in order for the provisions herein which contemplate rights of first refusal and tag-along rights in to be deemed effective


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                                                                     Exhibit 4.3
                                                                         - p. 4

(as defined below) , it is necessary to establish restrictions as to the disposal of Shares without the consent of the other Shareholder, until the free exercise of the rights of first refusal herein established becomes possible, upon termination of the restriction referred to in item "vi" above.

(x) as a result of the terms and conditions of the Original Agreement, as amended, and always respecting the provisions of said instrument, some of the other undertakings to be determined among the Shareholders may become immediately effective, while others remain conditioned to the possible termination or rescission of the Original Agreement or to the expiration of the term of the Original Agreement, whereupon the conditional undertakings shall become effective immediately (or previously, upon agreement of the parties).

The Shareholders decide to enter into this shareholders' agreement ("Agreement") for the purposes and effects of Article 118 of Law No. 6.404 of December 15, 1976, according to the terms and conditions established below, freely covenanted by the parties, which undertake to comply with them and ensure their compliance.

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                                                                     Exhibit 4.3
                                                                         - p. 5

1.1 Except if printed only in lower case, the expressions below, in the singular or plural form, shall have the meaning granted to them below:

(a) "Shares" are (i) all common shares issued by the Company that are currently held by the Shareholders, as well as (ii) any other common shares issued by the Company which come to be held by any of the Shareholders for any reason, including - but not limited to - purchase, subscription, stock splits, distribution of bonuses and capitalization of profits or other reserves; (iii) common shares issued by the Company subscribed in any capital increase; (iv) the right to subscribe or acquire from the Company its common shares; and (v) securities convertible into common shares issued by the Company (e.g. subscription bonuses and convertible debentures) or securities which ensure such right, as well as the right to subscribe or acquire from the Company such securities.

(b) "Shareholder" or "Shareholders" shall have the meaning used in the preamble of this Agreement;

(c) "Offered Shareholder" shall have the meaning found in letter (a) of item 4.2 below;

(d) "Offering Shareholder" shall have the meaning found in letter (a) of item
4.2 below;

(e) "Agreement" is this shareholders' agreement;

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                                                                     Exhibit 4.3
                                                                         - p. 6

(f) "Acquirer" shall have the meaning found in item 4.7.1 below;

(g) "Affiliate" is each and every natural person or legal entity, residing or with head offices in Brazil or abroad, that (i) is, directly or indirectly, a Controlled Company of any of the Shareholders; (ii) holds the Corporate Control, directly or indirectly, of one of the Shareholders; or (iii) is, directly or indirectly, a Controlled Company by any person who, directly or indirectly, exercises the Corporate Control of one of the Shareholders;

(h) "Dispose" is the act of selling, assigning, placing under a Lien, transferring, exchanging, loaning or in any other way disposing of the Shares, including subscribing shares or quotas of other companies with Shares, whether effectively or merely as a promise, including - but not limited to - any other act which results in the transfer, disposal or burdening of Shares and "Disposal" shall be understood as the effect of any such acts;

(i) "Preamble" are the provisions set forth in the preamble of this Agreement;

(j) "Company" is ARACRUZ CELULOSE S.A., a company with head offices in the City of Aracruz, State of Espirito Santo, registered in the National Register of Legal


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                                                                     Exhibit 4.3
                                                                         - p. 7

Persons under No. 42.157.511/0001-61.

(k) "Controlled Company" is any company currently under the Corporate Control of another, pursuant to the terms of letter (m) below;

(l) "Controlling Company" means the natural person(s) or legal entity(ies) that have the Corporate Control of the Shareholders;

(m) "Corporate Control" means the direct or indirect corporate interest, or other right, whether arising from a contract, bylaw or another act, which guarantees a majority of votes in the corporate resolutions and the power to elect the majority of the directors and officers of the controlled entity;

(n) "Subscription Right" means each and every right of subscription or acquisition of Shares granted by the Company to each of the Shareholders in exchange for consideration or not;

(o) "Lien" is the generic name for any type of charge, burden or lien, regardless of its name and/or nature, including - but not limited to - pledge, collateral, usufruct and statutory liens;

(p) "IGP-M" is the General Index of Market Prices, published by Fundacao Getulio Vargas;

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                                                                     Exhibit 4.3
                                                                         - p. 8


(q) "Corporations Law" is Law 6.404/76 with its respective amendments;

(r) "Current Percentage" is the percentage currently held by each of the Shareholders, equivalent to approximately 28% (twenty eight percent) of the Company's total voting capital.

(s) "Exercise Period" shall have the meaning found in letter (c) of item 4.2 below;

(t) "Stipulated Price" is the largest price between (i) the book value of the Shares, as determined in the last audited balance sheet, monetarily corrected according to the IGP-M variation or by an index that comes to replace it, on the date of said balance sheet audited until the request date for the lifting of the judicial measure mentioned in item 4.3 below; and (ii) the quoted value of the Shares in the stock exchange, considering the weighted average of the 20 (twenty) floor sessions prior to the date of the request for lifting of the judicial measure mentioned in item 4.3 below, during which the Share-------------------s were negotiated.

(u) "Tag-Along Right" shall have the meaning found in item 6.1 below;

                                   CLAUSE II
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                                                                     Exhibit 4.3
                                                                         - p. 9

                                    PURPOSE

2.1 The purpose of this Agreement is to determine certain reciprocal undertakings with respect to the exercise of equity rights arising out of the Shareholders' ownership of the Shares in the Company, subject to the provisions of Clause XII below.

                                   CLAUSE III

                             NON-DISPOSAL OF SHARES

3.1 Each of the Shareholders acknowledges the following as fully being compatible with the provisions of other instruments they entered into, which object is their respective shareholding in the Company's corporate capital, and each of the Shareholders hereby undertakes, for as long as the Original Agreement is effective, not to Dispose in any way of its Shares without the previous and express consent of the other Shareholder, which shall be granted at its sole discretion, except exclusively in the cases permitted in items 4.7 and
5.2 below, nor permit - subject to the provisions of the Original Agreement - that its interest in the Company's corporate capital, represented by Shares, be reduced below the Current Percentage.

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                                                                     Exhibit 4.3
                                                                         - p. 10

3.1.1 If any of the Shareholders intends to Dispose of its Shares during the effectiveness of the Original Agreement, such Shareholder shall inform the other Shareholder by means of a notification containing all the information mentioned in item 4.2 (a) below, where applicable, and the notified Shareholder shall declare, within 30 (thirty) days, whether or not it agrees with the intended Disposal, it being understood that no response shall represent its disagreement with the Disposal.

3.2 Each one of the Shareholders undertakes not to commit any act or omission - including but not limited to, the execution of any instrument which extends the term of the Original Agreement - that would result directly or indirectly in the renewal or extension, for any reason, of the term of the Original Agreement.

3.3 Each of the Shareholders undertakes, for so long as the Original Agreement is in effect and during the effectiveness of this Agreement, not to permit that its interest in the corporate capital of the Company represented by Shares be reduced below the Current Percentage, subject the provisions of item 4.7.

                                    CLAUSE IV

                             RIGHT OF FIRST REFUSAL


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                                                                     Exhibit 4.3
                                                                         - p. 11

4.1 Subject to the provisions of Clause XII below with respect to the effectiveness of the obligations contained in this Clause IV, each of the Shareholders hereby undertakes not to Dispose, directly or indirectly of its Shares, without previously granting the right of fist refusal to the other Shareholder, as per Clause IV and item 5.3.

4.2 In order to secure the right of fist refusal established in this Agreement, each Shareholder undertakes to comply with the following:

(a) the Shareholder who receives an offer from a third-party, in good faith, to Dispose, directly or indirectly, of its Shares (hereinafter referred to as "Offering Shareholder"), may only do so if said offer includes all of its Shares and is a firm, unconditional and irrevocable offer, and the Offering Shareholder must, for such, and before effecting such Disposal, notify the other Shareholder (hereinafter referred to as

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                                                                     Exhibit 4.3
                                                                         - p. 12

"Offered Shareholder"), informing such other Shareholder (i) the number of Shares it holds, which are the object of the Disposal, which shall always represent the total number of Shares held by the Offering Shareholder (hereinafter referred to as "Offered Shares"); (ii) the respective price, which shall always be expressed in national currency for payment in cash and on demand; (iii) the name of the third-party offeror; and (iv) all the other conditions of the Disposal, shall attach to such notification a copy of the third-party offer, which shall expressly include a declaration, under the penalties of law, that there are no other amounts or advantages being offered, paid - whether previously or subsequently to the declaration - or promised to be paid, for any reason, or in connection with other transactions, for any reason or in connection with the offer itself, directly or through the agency of another party, to the Offering Shareholder and/or Affiliates, or by the Offering Shareholder and/or Affiliates of the third-party offeror or any of its affiliates;

(b) the Offered Shareholder may only exercise its right of fist refusal to acquire the total number of Offered Shares;

(c) if the Offered Shareholder intends to exercise its right of fist refusal, it shall notify the Offering Shareholder, which shall give notice to that effect to the other Shareholder within 90 (ninety) days as of the date of the receipt of the notification referred to in letter (a) of this item 4.2 (hereinafter referred to as

                                                                     Exhibit 4.3
                                                                         - p. 13

"Exercise Period"), stating its unconditional and irrevocable commitment to acquire all the Offered Shares under the same conditions as the offer made to the Offering Shareholder;

(d) alternatively to the exercise of the right of fist refusal contemplated above, the Offered Shareholder shall have the right (but not the obligation) to determine that its Shares be included in the Disposal to the third-party offeror, in which case the procedure established in Clause VI below shall apply;

(e) in the event the Offered Shareholder gives notice of its intention to acquire the Offered Shares within the Exercise Period, the Shareholders shall consummate the purchase transaction no later than 60 (sixty) days from the date on which the Offering Shareholder received the notification contemplated in letter (c) of this item 4.2.

(f) in the event the Offered Shareholder does not exercise its right of first refusal within the Exercise Period, and, equally, does not exercise the Tag-Along Right under Clause VI below, the Offering Shareholder shall have the right to Dispose of the Offered Shares to third-parties, provided that such
Disposal: (i) is concluded no later than 60 (sixty) days as of the date of the end of the Exercise Period; (ii) includes all

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                                                                     Exhibit 4.3
                                                                         - p. 14

and not less than all of the Offered Shares; (iii) is performed under the same conditions to the same good faith third-party offeror and, at least, for the same price, as specified in the notification contemplated in letter (a) of this item 4.2; and (iv) establishes an obligation for the acquirer of the Shares to become subject to the provisions of this Agreement, as per Clause VII below; and

(g) in the event the period of 60 (sixty) days contemplated in item (i) of letter (f) of this item 4.2 elapses, not having occurred the Disposal of the Offered Shares, the Offering Shareholder shall be responsible to restart the offer procedure established in this item if it still intends to Dispose of its Shares.

4.3 In the event the Shares held by any of the Shareholders become the object of an attachment, seizure, pledge or any other judicial measure that restricts the rights of the holder and such judicial measure on the Shares is not lifted within 90 (ninety) days as of the date on which the judicial measure became effective, the Shareholder holding the Shares restricted by the judicial measure shall give notice of such judicial measure to the other Shareholder by means of a notification and such notification shall be deemed

                                                                     Exhibit 4.3
                                                                         - p. 15


for purposes of this Agreement as an offer to sell the Shares object of the judicial measure to the other Shareholder. For purposes of this item, the unequivocal knowledge of the judicial measure by the other Shareholder shall also be considered as an offer to sell the Shares, object of such judicial measure, regardless of the previously mentioned notification, and in such case, the 91st (ninety first) day subsequent to the date on which the judicial measure became effective, shall be considered the date of the offer to sell, provided that the judicial measure has not yet been lifted from the Shares until such date. In the event there is an offer to sell, according to the terms of this item, the price of the Shares, object of the judicial measure shall be the Stipulated Price and the Shareholder which accepts the offer may pay such price in court in order to acquire such Shares. In the event there is any amount remaining after the lifting of the judicial measure, such amount shall be paid to the Shareholder which Shares were object of the judicial measure. However, if the obligations secured by the judicial measure exceed the Stipulated Price, the Shareholder which Shares were the object of the judicial measure shall be held responsible before the other Shareholder for the difference in the amount,

                                                                     Exhibit 4.3
                                                                         - p. 16


which the other Shareholder may have to deposit in order to acquire the Shares. If the refund of such difference is not paid within 5 (five) days, the Shareholder which Shares were the object of the judicial measure shall be subject to judicial execution based on an extra-judicial title.

4.4 Each of the Shareholders hereby undertakes not to Dispose of its respective Subscription Rights without the previous and express consent of the other Shareholder, which may be granted at its sole discretion.

4.5 In the event of issuance of Company Shares, if a Shareholder has not exercised its Subscription Rights until two business days before the respective exercise period, and has not given notice to the other Shareholder, with a copy to the Company, of its firm intention to do so, the other Shareholder may automatically exercise such Subscription Rights with the Company, as an assignee, including unsubscribed shares.

The provisions of this item do not exempt any of the Shareholders of complying with the obligations assumed in item 3.3 above, and constitute an express exception to the provisions of item 5.1 below.

                                                                     Exhibit 4.3
                                                                         - p. 17

The Shares that perchance come to be acquired by one of the Shareholders by exercising the Subscription Rights previously held by the other Shareholder, according to the terms of this item 4.5 shall be made available to be acquired by the original holder of those rights, which shall have, for this purpose a call option on such Shares, for a period of 24 (twenty four) months, for a price equal to the amount disbursed upon subscription of the Shares, object of the call option, adjusted "pro-rata" with respect to the period elapsed, (i) according to the IGP-M variation (or index that comes to replace it) plus interest of 12% (twelve percent) per year or (ii) according to the rate applicable to the arrears in the payment of taxes due to the National Treasury (Fazenda Nacional) (currently the SELIC - Sistema Especial de Liquidacao e Custodia - rate), whichever is the lowest.

4.6 If any of the Shareholders comes to effectively Dispose of its Shares to third parties, as a result of the non-exercise of its right of first refusal which the other Shareholder in entitled to, according to this Clause IV and to item 5.3 below, such Shares shall remain bound to this Agreement, subject to Clause VII

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                                                                     Exhibit 4.3
                                                                         - p. 18

below, during the term of this Agreement.

4.7 The obligation to secure the right of first refusal established in this Clause IV above and the Tag-Along Right to which the Shareholders are entitled, as per Clause VI below, as well as the prohibition contemplated in item 4.4 shall not apply:

(a) to the Disposal of 1 (one) Share by any of the Shareholders to members of the Company's Board of Directors which the respective Shareholder has appointed; or

(b) to the Disposal of Shares by any of the Shareholders to any of its Affiliates.

4.7.1 Subject to the provisions of item 4.7.2 below, the Shares which may come to be the object of Disposal by any of the Shareholders in the cases provided for in letters (a) and (b) of item 4.7 above shall remain completely bound to this Agreement, which, in the case of letter "b", shall bind the acquirer of the respective Shares (hereinafter referred to as "Acquirer") by executing a specific document, as provided by Clause VII below.

4.7.2  Previous execution by the respective Acquirer of a

                                                                     Exhibit 4.3
                                                                         - p. 19

document by which it adheres to this Agreement shall be a condition precedent to the effectiveness of the respective Disposal of Shares in the case contemplated in letter (b) of item 4.7 above, whereby the Acquirer shall irrevocably undertake to unconditionally comply with all the terms and conditions of this Agreement, especially in connection with the right of first refusal established in this Clause IV, as well as the Tag-Along Right governed below; and in the case of letter (a), the acquisition of the Share shall result in the irrevocable commitment by the management of the Company and/or its successors to transfer the Share to the Shareholder or to the person appointed by the Shareholder, when he/she no longer holds the respective office.

4.7.3 If any of the Shareholders Disposes of its Shares according to the provisions of letters (a) and (b) of this item 4.7 to more than one Acquirer, all of the holders of the Shares thus acquired shall be treated jointly with the disposing Shareholder as a single party for all purposes of this Agreement while such Shareholder remains a holder of part of the Shares, in which case the term "Shareholder", defined in letter (b) of item 1.1 above shall mean all the Acquirers

                                                                     Exhibit 4.3
                                                                         - p. 20

jointly (and, also the disposing Shareholder, if it remains a holder of part of the Shares).

4.7.4 In the case of letter (b) of item 4.7 above, if the disposing Shareholder no longer holds Shares in the Company's voting capital, the Acquirers shall give notice to the other Shareholder, to be sent no later than 5 (five) days as of the date on which the disposing Shareholder has ceased to hold Shares, stating the name and address of the Acquirer which shall represent the other Acquirers before the other Shareholder with respect to each and every aspect related to this Agreement, including - but not limited to - summons and notifications, both judicial and extra judicial, in any way related to the Acquirers' status as shareholder of the Company.

4.8 Any Disposal of Shares which is inconsistent with the provisions of this Clause IV and, any Lien which is granted inconsistently, with Clause V below, shall not be deemed valid, and the management of the Company shall be prohibited from posting the respective entries or from permitting that such entries be made in the corresponding corporate books, under penalty of personal liability.

                                    CLAUSE V
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                                                                     Exhibit 4.3
                                                                         - p. 21

                      ADDITIONAL SHARES AND GRANTING LIENS

5.1 Notwithstanding the provisions of Clause IV above and the other provisions of this Agreement, the Shareholders undertake not to acquire, directly or indirectly, Shares that result in an increase of their respective shareholding in the Company's corporate capital, represented by Shares in excess of the Current Percentage, except if previous and express consent is given by the other Shareholder at its sole discretion; the provisions of this item shall remain valid even after the expiration of the term of the Original Agreement.

5.2 The Shareholders hereby undertake not to grant any Liens on their Shares, except any in rem guarantee which does not result in the deprivation of any political or subscription rights inherent to such Shares, nor subject such rights, or their exercise, to restrictions or conditions, and such in rem guaranteewas granted exclusively in order to obtain financing to subscribe Shares in a capital increase approved by the other Shareholder, to fulfill the obligation contemplated in items 3.1 and 3.3 above, subject to the provisions of item 5.3 below.

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                                                                     Exhibit 4.3
                                                                         - p. 22

5.3 The instrument for the granting of the Lien contemplated in item 5.2 above shall always (i) guarantee to the other Shareholder the right of first refusal, which is applicable automatically in the event of judicial execution or extra judicial sale of the encumbered asset, after the Original Agreement's term has expired, under equal conditions of price and form of payment, as per Clause IV above; and (ii) establish that the acquirer of the Shares, in the event of judicial execution or extra judicial sale shall be subject to the provisions of this Agreement. Under no circumstances may the Shareholder give or promise to give all or part of the encumbered Shares as payment of the guaranteed debt.

                                    CLAUSE VI

                                 TAG-ALONG RIGHT

6.1 If the Offered Shareholder exercises its Tag-Along Right, pursuant to the terms of letter (d) of item 4.2 above, the Offering Shareholder shall be responsible to include in the Disposal contemplated in item 4.2 above, all of the Shares of the Offered Shareholder, for the same price per share and in the same conditions, together with the Offered Shares ("Tag-Along Right"). For this purpose, the Offered Shareholder shall notify

                                                                     Exhibit 4.3
                                                                         - p. 23

in writing to the Offering Shareholder its intention to exercise its Tag-Along Right contemplated in this item within 90 (ninety) days as of the date of receipt of the notification referred to in item 4.2 (a) above.

6.2 In the event that the third-party offeror does not intend to acquire all of the Shares held by the Offered Shareholder which, as a result of the Tag-Along Right contemplated in this Clause, are added to the initially Offered Shares, one of the following cases shall apply:

(a) if the Shareholders expressly so agree, the quantity of Shares to be Disposed of to the third-party offeror shall be proportionately reduced, such that the Shareholders Dispose of the same proportion of their respective shareholding:

(b) if either of the Shareholders does not agree to proportionately reduce its respective shareholding, the Offering Shareholder shall not be permitted to effect said Disposal.

                                   CLAUSE VII

                           ADHERENCE TO THE AGREEMENT

7.1 Without prejudice to any other provisions in this Agreement, the previous, complete and unrestricted assumption by the respective acquirer, in writing, of

                                                                     Exhibit 4.3
                                                                         - p. 24

the obligations of the disposing Shareholder undertaken in this Agreement shall be a condition precedent to the Disposal contemplated in this Agreement.

7.2 The Disposals which are inconsistent with the provisions of this Clause VII or of Clause V, as applicable, including the granting of any Liens on Shares, are not valid.
                                   CLAUSE VIII

                     INVALIDITY AND INEFFECTIVENESS OF ACTS

                           CONTRARY TO THIS INSTRUMENT

8.1 Any and all Disposals of Shares, including the granting of a Lien, contrary to the provisions of this Agreement, shall be legally invalid and ineffective and will not produce effects with respect to the Company.

                                    CLAUSE IX

                    FILING AND REGISTRATION OF THE AGREEMENT

9.1 This Agreement and its possible amendments shall be filed at the head offices of the Company, and the Company shall remain obligated to (i) comply with its terms, as per article 118 of the Corporations Law and (ii) refrain from committing any and all acts arising from the non compliance with the obligations assumed herein.

                                                                     Exhibit 4.3
                                                                         - p. 25

9.2 After the filing contemplated in item 9.1 above has been made, the proper registration shall be made in the books of the financial institution which is the depositary of the Shares, under the following terms:

"The Shareholder of these shares is a party to a Shareholders' Agreement, effective as of February 5, 2003, which contains restrictions to the transfer, disposal or burdening, in any way or for any reason, of these shares, and regulates, among other matters, rights of fist refusal to the respective acquisition and Tag-Along Rights. The Agreement is filed at the head offices of the Company, for the purposes of Article 118 of Law No. 6.404/76".

                                    CLAUSE X

                                  NOTIFICATIONS

10.1 Any communication, notification and/or notice to be made in connection with the provisions of this Agreement shall be made in writing and sent to the addresses set forth below and shall be deemed as duly made (i) 48 (forty eight) hours after being dispatched, if sent by express courier with confirmation of receipt; (ii) 24 (twenty four) hours after fax transmission with express confirmation of receipt; or

                                                                     Exhibit 4.3
                                                                         - p. 26

(iii) on the date set forth on the confirmation of delivery for registered mail:

(a) if to GRUPO LORENTZEN, to:

ARAPAR S.A.
At.: Mr. Haakon Lorentzen
Av. Augusto Severo, 8 - 7o andar, parte, Rio de Janeiro - RJ
Fax: (21) 2221-2673
or (21) 2221-4559

LORENTZEN EMPREENDIMENTOS S.A.
Av. Augusto Severo, 8 - 7o andar, parte, Rio de Janeiro, RJ. Fax: (21) 2221-2673 or (21) 2221-4559

(b) if to SAFRA, to:

SODEPA SOCIEDADE DE EMPREENDIMENTOS,
PUBLICIDADE E PARTICIPACOES S.A.
At.: Mr. Carlos Alberto Vieira
Praca Pio X No. 17, 14o andar, Centro, Rio de Janeiro, RJ -
Fax: (21) 2518-3226

with copy to:

Mr. Wagner Braz
Avenida Paulista No. 2.100, 20o andar, Sao Paulo, SP
Fax: (11) 3175-7628

and to:

                                                                     Exhibit 4.3
                                                                         - p. 27

Mr. Isaac Selim Sutton
Avenida Paulista No. 2.100, 20o andar, Sao Paulo, SP
Fax: (11) 3175-8619

10.2 Any Shareholder may change the address in item 10.1 above, provided that it notifies the other Shareholder, informing such change pursuant to the provisions of this Clause X.

                                    CLAUSE XI

                                      TERM

11.1 In compliance with the provisions of Clause XII below, this Agreement will come into effect upon its execution and will remain effective for a period of 16 (sixteen) years.

                                   CLAUSE XII

                        EFFECTIVENESS OF THE PROVISIONS OF THIS AGREEMENT

12.1 The provisions set forth in items 3.1 and 3.1.1 above shall no longer be effective ipso jure, regardless of any formality upon termination of the Original Agreement.

12.2 The provisions set forth in Clauses IV and VI above shall become effective ipso jure, automatically and regardless of any other formality on the date on which any of the following events occur: (i) the term

                                                                     Exhibit 4.3
                                                                         - p. 28

of the Original Agreement expires; or (ii) of any event of early termination, regardless of the reason or grounds, of the Original Agreement; subject to the fact, however, that the prohibition contained in item 4.4 above as well as the corresponding exception in item 4.7 above are immediately effective.

                                  CLAUSE XIII

                               SPECIFIC EXECUTION

13.1 The provisions of this Agreement shall be subject to specific execution, according to the terms of Article 118, Paragraph 3 of the Corporations Law, and the Shareholders acknowledge that this instrument represents an extra-judicial title for all the purposes of Article 461, 462, 639 and following articles of the Brazilian Code of Civil Procedure, and that the mere payment of damages shall not be adequate compensation for possible breach of any of the provisions set forth herein.

13.2 Notwithstanding the provisions of item 13.1 above, the Shareholders do not waive, but rather expressly reserve the right to file any action or judicial measure to which they may be entitled by operation of Law, undertaking expressly to accept sanctions,

                                                                     Exhibit 4.3
                                                                         - p. 29

judicial orders and other actions, which aim at prohibiting or preventing the breach of this Agreement, including collection of damages that cannot be avoided for the specific execution.

                                   CLAUSE XIV

                               GENERAL PROVISIONS

14.1 All the obligations established in this Agreement are undertaken by the Shareholders irrevocably, binding each of the parties of this Agreement and any successors, legal representatives and assignees.

14.2 Each of the Shareholders undertakes not to enter into, except with the previous and express consent, granted by the other Shareholder at its sole discretion: (i) a Shareholders Agreement of the Company; or (ii) any other instrument that regulates the obligations established herein or that contradicts or restricts the effects of this Agreement;

14.3 If any provision of this Agreement becomes void or ineffective, the validity or effectiveness of the remaining provisions shall not be affected, remaining in full force and effect and, in such case, the Shareholders shall negotiate, in good faith, aiming to replace the ineffective provision by another which, may

                                                                     Exhibit 4.3
                                                                         - p. 30
reasonably and as far as possible, achieve the intended effect and purpose.

14.4 In the event a Shareholder does not demand, at any moment, compliance with any of the provisions of this Agreement or any of the rights related to this instrument or does not exercise any of the rights provided herein such acts shall not be considered a waiver of such provisions or rights and will not constitute novation or in any way affect the validity of this Agreement.

14.5 This Agreement may not be transferred or assigned in whole or in part to third parties, except in the events provided for in this instrument.

14.6 This Agreement may be amended only in writing, but the amendments shall only be valid upon execution by the Shareholders.

14.7 This Agreement will be governed by Brazilian law, and the central courts of the Judiciary District of the capital of Rio de Janeiro is hereby elected to settle any controversies arising from the same.

IN WITNESS WHEREOF, the Shareholders execute this Agreement in 3 (three) counterparts of equal content and form.

Rio de Janeiro, February 05, 2003

                                                                     Exhibit 4.3
                                                                         - p. 31

                                     Signed:

                                   ARAPAR S.A.

                                     Signed:

                         LORENTZEN EMPREENDIMENTOS S.A.

                                     Signed:

                     SODEPA - SOCIEDADE DE EMPREENDIMENTOS,

                        PUBLICIDADE E PARTICIPACOES S.A.

WITNESSES:

1. (signature)
Name: Carlos Alberto Vieira
Taxpayer registration -CPF: Illegible

2. (signature)
Name: Luiz Aranha Correa do Lago
CPF: 375 703 317-53

I HEREBY DECLARE THAT THE FOREGOING IS A TRUE TRANSLATION OF THE ORIGINAL MATTER WRITTEN IN PORTUGUESE.

RIO DE JANEIRO, APRIL 22, 2003